Exhibit 10.4

US Form
CASH-SETTLED PERFORMANCE AWARD AGREEMENT
PURSUANT TO THE
COMTECH TELECOMMUNICATIONS CORP.
2023 EQUITY AND INCENTIVE PLAN
THIS CASH-SETTLED PERFORMANCE AWARD AGREEMENT (this “Agreement”), is made effective as of ###GRANT_DATE###, by and between Comtech Telecommunications Corp. (the “Company”) and ###PARTICIPANT_NAME### (the “Participant”).
WHEREAS, the Board of Directors of the Company (the “Board”) adopted, and the stockholders of the Company approved, the Comtech Telecommunications Corp. 2023 Equity and Incentive Plan (the “Plan”);
WHEREAS, pursuant to Section 1.3 of the Plan, the Committee has been appointed to administer the Plan;
WHEREAS, the Company, through the Committee under the Plan, wishes to grant to the Participant a Cash-Settled Performance Award under Article IV of the Plan that, following the achievement of the specified levels of performance, as set forth on the document titled “Performance Measures and Corresponding Earned Units” attached hereto as Appendix A (the “Performance Measures”), and, subject to the Participant’s continuing service with the Company or an Affiliate through the Final Certification Date (as defined below), may provide for the issuance of an amount in cash equal to (i) the number of performance units corresponding to the level of achievement of the Performance Measures (subject to accelerated earning, vesting and payment of such amount as specifically provided herein) (such performance units, the “Performance Units”), multiplied by (ii) the Fair Market Value of a share of Common Stock on the business day immediately prior to the Final Certification Date; and
WHEREAS, the Performance Units shall be subject to the terms of this Agreement and the Plan.
NOW, THEREFORE, the Company and the Participant agree as follows:
1. Grant of Cash-Settled Performance Award.  Subject to the restrictions, terms and conditions of the Plan and this Agreement, on November 7, 2025 (the “Grant Date”), the Company awarded and granted to the Participant an award under Article IV of the Plan with the designated target number of ###TOTAL_AWARDS### Performance Units (the “Target Performance Units”), which provides to the Participant a conditional right to earn the Target Performance Units, or a number of Performance Units for the Performance Period (as defined below, subject to adjustment as described in Section 3) ranging from 0%  to 200% of the Target Performance Units, by achievement of the designated levels of performance of each performance criteria as specified in the Performance Measures attached hereto as Appendix A, the earning of which would entitle the Participant to receive for each Performance Unit earned, in accordance with Section 2 below, an amount in cash equal to (i) the number of Performance Units corresponding to the level of achievement of the Performance Measures, multiplied by (ii) the Fair Market Value of a share of Common Stock on the business day immediately prior to the Final Certification Date, subject to the provisions of Sections 3 and 4 below.

2. Certification Date.  Subject to the Participant’s not incurring a termination of employment or service prior to the Final Certification Date (except as otherwise specifically set forth in this Agreement), upon the Committee determining and certifying the achievement of the Applicable Performance Measures with respect to the performance period beginning on August 1, 2025, and ending on July 31, 2028 (the “Performance Period”), the Participant shall have the right to receive an amount equal to the Fair Market Value of one share of Common Stock as of the business day immediately prior to the Final Certification Date for each Performance Unit earned based on the level of attainment of the applicable Performance Measures for the Performance Period in accordance with Appendix A (such earned Performance Units, the “Earned Units”), subject to the Participant remaining employed through the Final Certification Date, except as otherwise provided in Section 3.  The Committee shall certify the level of achievement of each of the Performance Measures no later than three months following the end of the Performance Period (the “Final Certification Date”). All Performance Units that do not become Earned Units following the Committee’s certification on the Final Certification Date under the terms hereof shall be forfeited on such Final Certification Date.
3. Death or Disability/Change in Control before the Final Certification Date; Effect of Terminations of Employment.
3.1. Death, Disability and Termination of Employment.
(i)   In the event of the Participant’s death or Disability prior to the Final Certification Date and prior to forfeiture of the Performance Units, the Performance Measures for the Performance Period shall be deemed to be satisfied at a level equal to the greater of the designated Target Performance Level or the Projected Performance Level (as defined in Appendix A) as of the date of such death or Disability, and the resulting number of Earned Units shall become fully vested and cash payments with respect thereto shall (subject to compliance with Section 409A of the Code, to the extent applicable) be distributed to the Participant or his or her beneficiary within sixty (60) days following the Participant’s death or Disability, with the Fair Market Value to determine the cash payment to be determined based on the Fair Market Value of a share of Common Stock as of the date of death or Disability.  The term “Disability” shall have the meaning set forth in Section 409A(a)(2)(C)(i) of the Code, provided that a “Disability” shall be deemed to have occurred only if it qualifies as a disability within the meaning of Treasury Regulation Section 1.409A-1(e)(1).
(ii)  In the event of the Participant’s termination of employment or service without Cause (and other than due to death or Disability) by the Company and its Affiliates on a date that is both prior to the Final Certification Date and prior to a Change in Control occurring, the Participant shall earn for the Performance Period a number of Earned Units (which shall not be less than zero) in an amount equal to the product of (x) the number of Performance Units the Participant would have earned based on the actual achievement of each of the Performance Measures for the Performance Period as if the Participant remained employed or engaged by the Company through the Final Certification Date, times (y) a fraction, the numerator of which is the number of days during the Performance Period that the Participant was employed or engaged by the Company, and the denominator of which is the number of days in the Performance Period. The resulting number of Earned Units (if any) shall become fully vested and cash payments with respect thereto shall be distributed to the Participant in accordance with Section 4 hereof, subject to Participant’s timely execution and non-revocation of a release agreement prior to the Final Certification Date in a form required by the Company.
(iii) In the event of a termination of employment or service due to the Participant’s (A) resignation for any or no reason or (B) termination of employment or service for Cause on a date that is prior to the Final Certification Date, then all Performance Units shall be forfeited on the date of such termination of employment or service for no consideration.
3.2.   Change in Control.  In the event of a Change in Control prior to the Final Certification Date, the Performance Measure for the Performance Period shall be deemed to be satisfied at a level equal to the greater of the designated Target Performance Level or the Projected Performance Level (as defined in Appendix A) as of the date of such Change in Control, and the resulting number of earned Performance Units, shall be deemed to be Earned Units and shall become fully vested as of the Change in Control (including in the case of a Participant whose employment or service terminated between the time of the Change in Control and the Assumption Deadline (as defined below)) and all cash payments with respect to the vested Earned Units shall (subject to any limitations under Section 409A of the Code) be distributed to the Participant within sixty (60) days following the Change in Control, with the Fair Market Value to determine the cash payment to be determined based on the Fair Market Value of a share of Common Stock as of the date of the Change in Control (which, for the avoidance of doubt, shall be based on the highest consideration per share received by a holder of Common Stock in the transaction or series of transactions that gave rise to the Change in Control if shareholders receive consideration in connection with the Change in Control); provided, however, that if the Performance Units constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, and the Change in Control is not a “change in control event,” within the meaning of Section 409A of the Code or if settlement upon a Change in Control would otherwise be prohibited under Section 409A of the Code, then the cash payments calculated under this Section 3.2 with respect to vested Earned Units shall be distributed to the Participant in accordance with Section 4 hereof or upon the Participant’s earlier death or Disability. Notwithstanding the foregoing, if the Committee reasonably determines in good faith but subject to and only in accordance with Section 409A of the Code, prior to the Assumption Deadline, that any Performance Units that are not Earned Units shall be honored or assumed, or new awards substituted therefor (each such honored, assumed or substituted Performance Unit hereinafter called an "Alternative Performance Unit"), by Participant's employer (or the parent or a subsidiary of such employer), then no acceleration of earning or vesting shall occur with respect to the Performance Units solely due to such event, provided that, such Alternative Performance Units must meet the following criteria:
(i) Each Alternative Performance Unit must be based on stock that is traded on an established securities market, or that will be so traded within 30 days after the Change in Control, or provide for a cash payment not less than the cash value of the Performance Unit based on the highest consideration per share received by a holder of Common Stock in the transaction or series of transactions that gave rise to the Change in Control;

(ii) The Alternative Performance Units must provide such Participant with rights, terms, conditions and entitlements substantially equivalent to or better than the rights, terms, conditions and entitlements applicable under the Performance Units, including, but not limited to, an identical or better vesting schedule than applied prior to the Change in Control;
(iii) The Alternative Performance Unit must have economic value substantially equivalent to the value of each Performance Unit (such equivalent values to be determined as of the time of the Change in Control);
(iv) In furtherance of clause (ii) above, the performance goal applicable to the Alternative Performance Units (the “Alternative Performance Measure”) and the corresponding level at which Alternative Performance Units shall be earned must be determined by the Committee to be not less probable of being achieved than the Performance Measure immediately prior to the Change in Control (assuming the Change in Control had not occurred and assuming that the Company had incurred no expense in connection with the Change in Control);
(v) The Alternative Performance Units must be structured in a manner intended to comply with Section 409A of the Code to avoid any adverse tax consequences thereunder, to the extent applicable;
(vi) The Alternative Performance Units shall provide that, in the event that, within two years following the Change in Control and prior to the Final Certification Date, either the Participant has a termination of employment or service by his or her employer other than for Cause (with the result that immediately thereafter the Participant is not employed by such employer or its parent or other affiliates or that the Alternative Performance Units otherwise would be forfeited under their terms but for this provision), or if the termination of employment or service would constitute a resignation for “Good Reason” under any other agreement by and between the Participant and the employer or its parent or other affiliates, and Participant effects a termination of employment or service for such Good Reason, then the Alternative Performance Measure for the Performance Period shall be deemed to be satisfied at the Maximum Performance level (as defined in Appendix A) as of the date of such termination of employment or service, and the resulting number of earned Alternative Performance Units shall become fully vested (to the extent not vested prior thereto) and the cash payment with respect to such Earned Units shall be distributed to the Participant within five business days after such termination date; provided, however, that if the Performance Units constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, and the Change in Control is not a “change in control event,” within the meaning of Section 409A of the Code or if settlement upon such termination would otherwise be prohibited under Section 409A of the Code, then the vested Earned Units shall be distributed to the Participant in accordance with Section 4 hereof or upon the Participant’s earlier death or Disability.
(vii) Any changes after the Change in Control to the businesses the performance of which is measured under the Alternative Performance Measure, including but not limited to asset sales or dispositions, reorganizations, restructurings, acquisitions, or discontinuations of operations, that will or could have an adverse effect on the performance criteria under the Alternative Performance Measure during the Performance Period shall be accompanied by adjustments to the

Alternative Performance Measure so that such changes do not reduce the probability of the Performance Measure being achieved at the level that would have been obtained in the absence of such changes.
For purposes of this Section 3.2, the “Assumption Deadline” shall be ten business days in advance of the Change in Control.
4. Vesting of Earned Units and Cash Distribution. Subject to Section 3, Earned Units shall vest and cash payments with respect thereto shall be distributed to the Participant within ten (10) days following the Final Certification Date (and in any event no later than three months following the conclusion of the Performance Period).
Except as otherwise provided herein, there shall be no proportionate or partial vesting in the periods prior to the Final Certification Date and all vesting shall occur only on the Final Certification Date.
5. Dividend Equivalents. In the event that the Company declares and pays ordinary cash dividends on its outstanding Common Stock the record date for which is on or after the Grant Date and on or before the date of distribution of the cash payment with respect to the Earned Units (including during any period of deferral at the election of the Participant), the Participant shall be credited, as of the dividend payment date, for each Performance Unit that is potentially earnable under this Agreement, a cash amount equivalent to the cash amount paid at that date on one share of Common Stock.  Such credited cash amount of dividend equivalents shall be earned and vested if and only if the related Performance Unit becomes earned and vested (i.e., it is forfeitable to the same extent as the related Performance Unit).  No interest or earnings will be credited on accrued dividend equivalents.  Dividend equivalents will be distributable at such time as cash payments resulting from the earning and vesting of the Performance Units to which the dividend equivalents relate are distributed.
6. Detrimental Activity.  In the event the Participant engages in Detrimental Activity prior to, or during the one year period following the earlier of the Participant’s termination of employment or service or the Final Certification Date, the Committee may direct (at any time within one year thereafter) that all Performance Units shall be immediately forfeited to the Company and that the Participant shall pay over to the Company any cash amount paid with respect to the Earned Units or dividend equivalents paid in connection therewith.
7. Restrictions on Transfer.  Unless otherwise approved by the Committee, the Performance Units are not transferable other than by will or by the laws of descent and distribution. In addition, unless otherwise approved by the Committee, the Performance Units shall not be sold, transferred, assigned, pledged, encumbered, hypothecated or otherwise disposed of (whether by operation of law or otherwise), and the Performance Units shall not be subject to execution, attachment or similar process.  Upon any attempt to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of all or part of the Performance Units or in the event of any levy upon the Performance Units by reason of any execution, attachment or similar process contrary to the provisions hereof not otherwise approved by the Committee, the Performance

Units and all rights thereunder, including the right to receive any cash payments, shall immediately become null and void.
8. Rights as a Stockholder. The Participant shall have no rights as a stockholder pursuant to this Agreement.
9. Rights as a Participant. Except as otherwise specifically provided herein, the Participant shall have no right to receive any new award once the Participant no longer qualifies as a participant under the Plan.
10. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee or the Board and as may be in effect from time to time.  Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.  The Plan is incorporated herein by reference.  A copy of the Plan has been delivered to the Participant.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, unless this Agreement expressly provides otherwise, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
11. Notices.  Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):
If to the Company, to:
Comtech Telecommunications Corp.
305 N. 54th Street
Chandler, AZ 85226
Attention:  Secretary
If to the Participant, to the Participant’s latest address in the Company’s records.
12. Withholding.  As a condition precedent to the payment of cash upon the vesting of the award, the Company or an Affiliate will withhold a portion of such cash payment which would otherwise be delivered to the Participant equal to the amounts that the Company (or an Affiliate) determines is required, under all applicable federal, state, local, foreign or other laws or regulations, to be withheld or paid over as income or other withholding taxes.
13. Power of Attorney.  The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of property provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof.  Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.
14. Miscellaneous.
14.1. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees.  The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any affiliate by which the Participant is employed to expressly assume and agree in writing to perform this Agreement.  Notwithstanding the foregoing, the Participant may not assign this Agreement.
14.2.  This award of Performance Units and the issuance of cash payments hereunder shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.  Performance Units and Earned Units shall be subject to adjustment in accordance with Section 5.7 of the Plan.  For clarity, ordinary dividends on Common Stock will not trigger adjustments to Performance Units and Earned Units, and any adjustments to Performance Units and Earned Units shall take into account dividend equivalents credited thereon under Section 5.
14.3.  The Participant agrees that the award of the Performance Units under this Agreement and the payment of cash hereunder and any dividend equivalents credited with respect thereto is special incentive compensation and that the Performance Units (even if treated as compensation for tax purposes) will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.
14.4. This Agreement and the Plan constitute the entire agreement of the parties with respect to this award of Performance Units and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to such award. No modification or waiver of any of the provisions of this Agreement that is material and adverse to the Participant shall be effective unless in writing and signed by both parties.
14.5. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
14.6. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
14.7.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
14.8. This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.
14.9 The Participant acknowledges that the Participant is subject to any clawback policy of the Company in effect as of the Grant Date or that is adopted after the Grant Date in order to comply with applicable law, including, without limitation, any policy adopted to comply with The Dodd-Frank Wall Street Reform and Consumer Protection Act.
15. Right to Terminate Employment or Service.  Neither the Plan nor the grant of the award hereunder shall impose any obligations on the Company or an Affiliate and/or the stockholders of the Company to retain you as an employee or other service provider, nor shall it impose any obligation on your part to remain as an employee or other service provider of the Company or an Affiliate.
16. Section 409A of the Code. This Agreement is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment for purposes of Section 409A of the Code. To the extent this Agreement provides for the Performance Units to become vested and be settled upon the Participant’s termination of employment or service, the applicable cash payment shall be transferred to the Participant or the Participant’s beneficiary upon the Participant’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Participant is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the cash payments with respect to the Performance Units constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, such cash payments shall be made to the Participant or the Participant’s beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Participant’s death.
17. Agreement and Grant Not Effective Unless Accepted. By selecting the “Accept” button below you (i) agree to enter into this Agreement electronically, (ii) agree to the terms and conditions of the Agreement and (iii) acknowledge receipt of a copy of the Plan. Until you select the “Accept” button below, this award shall not be effective. If you do not select the “Accept” button within 90 days from the date the Agreement is made available to you electronically this award is subject to cancellation, in which case, the award shall be null and void upon such cancellation.

Address	###HOME_ADDRESS###	COMTECH TELECOMMUNICATIONS CORP.

Employee Number	###EMPLOYEE_NUMBER###

Grant Name	###GRANT_NAME###

APPENDIX A
CASH-SETTLED PERFORMANCE AWARD AGREEMENT
Performance Measure and Corresponding Earned Units
Under the Comtech Telecommunications Corp.
2023 Equity and Incentive Plan
Fiscal 2026-2028 Performance Period
The Participant shall earn Performance Units in accordance with the provisions set forth below, with any earned Performance Units constituting Earned Units under the Participant’s Long Term Performance Award Agreement of which this Appendix is a part (the “Performance Award Agreement”). Capitalized terms in this Appendix shall have the meanings as defined in the Performance Award Agreement.
Participant’s Target Performance Units will be allocated to the Performance Measures (as defined below) as follows:
1. Operating Cash Flow Units. 50% of the Participant’s Target Performance Units will be allocated to the Company’s achievement of Adjusted Operating Cash Flow (as defined below) (“OCF Units”);
2. Revenue Units. 25% of the Participant’s Target Performance Units will be allocated to the Company’s achievement of GAAP Revenue (as defined below) (“Revenue Units”); and
3. EBITDA Units. 25% of the Participant’s Target Performance Units will be allocated to the Company’s achievement of Adjusted EBITDA (as defined below) (“EBITDA Units”).
The number of Performance Units earned by Participant for the Performance Period shall be determined as of July 31, 2028, as follows:
•The OCF Units may be earned based on the Company’s cumulative Adjusted Operating Cash Flow in fiscal years 2026-2028 (“Adjusted Operating Cash Flow”)
•The Revenue Units may be earned based on the Company’s cumulative GAAP revenues in fiscal years 2026-2028 (“GAAP Revenue”); and
•The EBITDA Units may be earned based on the Company’s cumulative Adjusted EBITDA for fiscal years 2026-2028 (Adjusted EBITDA, together with Adjusted Operating Cash Flow and GAAP Revenue, the “Performance Measures”).

Performance Criteria for Performance Period	Threshold	Target	Maximum
Fiscal 2026-2028 Adjusted Operating Cash Flow
Fiscal 2026-2028 GAAP Revenue
Fiscal 2026-2028 Adjusted EBITDA
Participant shall earn 50% of the applicable percentage of eligible Target Performance Units for “Threshold Performance,” 100% of the applicable percentage of eligible Target Performance Units for
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“Target Performance,” and 200% of the applicable percentage of eligible Target Performance Units for “Maximum Performance.” Participant shall earn 0% of the applicable percentage of eligible Target Performance Units for performance that is less than Threshold Performance. In the event of achievement of a Performance Measure between performance levels, the number of Earned Units will be determined based upon linear interpolation.
In addition, following the calculation of Earned Units, a “TSR Modifier” shall apply based on the Company’s achievement of TSR (as defined below) during the Performance Period. The “TSR Modifier” provides that (i) if TSR for the Performance Period is at or above the 75th percentile, then the number of Earned Units calculated pursuant to the preceding paragraph shall be increased by 20%, and (ii) if TSR for the Performance Period is below the 25th percentile, then the number of Earned Units calculated pursuant to the preceding paragraph shall be reduced by 20%. In the event that TSR for the Performance Period is between the 25th and 75th percentile, no adjustment to the number of Earned Units shall be made. In no event shall the application of the TSR Modifier result in the achievement of more than 200% of the number of Target Performance Units.
In connection with the death or Disability of the Participant or Change in Control of the Company during the Performance Period, the Committee shall (if required by the Performance Award Agreement) calculate a “Projected Performance Level” as the level of performance that would have been achieved over the Performance Period if the rate of performance of each performance criteria from the beginning of the Performance Period through the end of the fiscal quarter ending immediately prior to the date on which the Participant’s death or Disability or the Change in Control occurred had been sustained through the remaining fiscal quarters of the Performance Period. If such death or Disability of the Participant or Change in Control occurs after the Performance Period but prior to the Final Certification Date, the Projected Performance Level shall be the actual performance level achieved for the Performance Period.
Determinations of the Committee regarding the level of achievement of Adjusted Operating Cash Flow, GAAP Revenue, Adjusted EBITDA, and the TSR Modifier (including in connection with determining a Projected Performance Level), and the resulting number of Earned Units, and related matters, will be final and binding on the Participant.
For purposes of this Appendix A:
“Adjusted EBITDA” shall be calculated as earnings before interest, income taxes, depreciation, amortization of intangibles, impairment of long-lived assets, including goodwill, amortization of cost to fulfill assets, amortization of stock-based compensation, named executive officer transition costs, change in fair value of warrants and derivatives, proxy solicitation costs, restructuring costs, write-off of deferred financing costs and debt discounts, adjustments for the impact of consummating an acquisition or a divestiture, acquisition or divestiture related costs, whether or not consummated, impacts of recapitalizations or refinancing of the Company, costs associated with litigation or indemnification, adjustments to income before provision for income taxes as required by adoption of a new accounting standard, and any other extraordinary, unusual or nonrecurring type item, subject to approval by the Committee.
“Adjusted Operating Cash Flow” shall be calculated as GAAP operating cash flow as included in the Company's annual financial statements, and as adjusted for cash flows related to named executive officer transition costs, proxy solicitation costs, restructuring costs, the impact of consummating an acquisition or a divestiture, acquisition or divestiture related costs, whether or not consummated, impacts of recapitalizations or refinancing of the Company, to the extent
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included in GAAP operating cash flow, litigation or indemnification, and any other extraordinary, unusual or nonrecurring type item, subject to approval by the Committee.
“Comparison Group” means the Company and each other company in the S&P 600 as of the Grant Date. Companies shall be removed from the Comparison Group if they cease to be publicly traded during the Performance Period (other than due to bankruptcy);
“TSR” means total shareholder return as applied to the Company or any company in the Comparison Group, meaning stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are deemed reinvested, as of the ex-dividend date, in the common stock of the Company or any company in the Comparison Group) during the Performance Period, expressed as a percentage return. For purposes of computing TSR, the stock price at the beginning and end of the Performance Period will be the average price of a share of common stock over the 20 trading days ending on the first or last day of the Performance Period, as applicable, adjusted for changes in capital structure; provided, however, that TSR will be negative one hundred percent (-100%) if a company: (i) filed for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.
TSR shall be determined by the Committee as follows:
1. For the Company and for each other company in the Comparison Group, the Committee shall determine the TSR for the Performance Period;
2. The Committee shall rank the TSR values by ordering the Comparison Group members (plus the Company if the Company is not one of the Comparison Group members at the time) from highest to lowest based on TSR for the Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. In determining the Company’s TSR percentile rank for the Performance Period, in the event that the Company’s TSR for the Performance Period is equal to the TSR(s) of one or more other Comparison Group members for the same period, the Company’s TSR percentile ranking will be determined by ranking the Company’s TSR for that period as being greater than such other Comparison Group members. After this ranking, the TSR percentile rank will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding:
TSR Percentile Rank = [(N-R)/(N-1)] X 100
 Where “N” represents the number of Comparison Group members for the relevant Performance Period (plus the Company if the Company is not one of the Comparison Group members for that Performance Period).
 Where “R” represents the Company’s ranking among the Comparison Group members (plus the Company if the Company is not one of the Comparison Group members for the Performance Period).
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 For example, if the Company ranks seventh and there are sixteen companies in the Comparison Group (including the Company), the Company’s percentile rank will be 60%, which is equal to [(16-7)/(16-1)] X 100.
3. The Committee shall plot the percentile rank for the Company determined in the second step above into the appropriate percentage rank listed in the table above and determine the number of shares earned, if any, as a percent of target.

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